News Release

Celanese Chemicals
1601 West LBJ Freeway P.O.Box 819005 Dallas, TX, 75234, USA

Media Contact:
Jeanne Cullers
1-972-443-4824
JECullers@Celanese.com

Steven Sterin Named Celanese Vice President and Controller

DALLAS, September 30, 2005 – Celanese Corporation (NYSE: CE) today announced that Steven Sterin has been named vice president and controller for Celanese Corporation, replacing Michael E. Grom who will be retiring from Celanese in 2006. Mr. Sterin joined Celanese in 2003 as Director of Finance for Celanese Chemicals. He was named controller of Celanese Chemicals in 2004. Prior to joining Celanese, he was with Reichhold, Inc., where he was the Treasurer and later Vice President of Finance – Coating Resins. Reichhold, Inc. is a subsidiary of Dainippon Ink and Chemicals, Incorporated. Mr. Sterin (a Certified Public Accountant) graduated from the University of Texas at Austin and holds both a Masters and Bachelors degree in Accounting.

About Celanese

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at www.celanese.com.

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